Exhibit 99.1

FOR IMMEDIATE RELEASE: November 11, 2010

CONTACT:	Jacobs Entertainment, Inc. Stephen R. Roark, President 303-215-5201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Months Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2010.

Net revenues for the third quarter of 2010 were $83.6 million compared to $82.4 million for the third quarter of the previous year. Net income for the third quarter of 2010 was $318 thousand compared to $989 thousand for the same quarter of the previous year.

Net revenues for the nine-month period ended September 30, 2010 were $250.9 million compared to $238.3 million for the nine-month period ended September 30, 2009. Net income for the nine-month period ended September 30, 2010 was $3.5 million compared to $6.5 million for the same period of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its third quarter and nine-month 2010 operating results. The conference call will be held at 12:30 p.m. Eastern Time on Friday, November 12, 2010, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Friday, November 12, 2010, at 12:30 p.m. Eastern Time, please dial 877-240-9772 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Friday, November 12, 2010, at 3:30 p.m. Eastern Time. To access the replay, please dial 800-408-3053 and reference the confirmation code 5336363. The replay will continue until midnight Eastern Time, Friday, November 19, 2010.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

    NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202    (303) 653-7602    www.NEWSTAGEmedia.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

(more)

    NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202    (303) 653-7602    www.NEWSTAGEmedia.com

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Total revenues	$92,459	$91,891	$277,541	$264,614
Promotional allowances	(8,893)	(9,453)	(26,684)	(26,334)

Net revenues	83,566	82,438	250,857	238,280

Costs and expenses	76,751	75,138	228,093	212,810

Operating income	6,815	7,300	22,764	25,470

Interest expense, net	(6,497)	(6,311)	(19,251)	(18,924)

Net income	$318	$989	$3,513	$6,546

SELECTED BALANCE SHEET DATA

	September 30, 2010	December 31, 2009
Total assets	$337,840	$343,540
Total liabilities	$311,738	$318,018
Stockholder’s equity	$26,102	$25,522

(more)

    NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202    (303) 653-7602    www.NEWSTAGEmedia.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income as reported above	$318	$989	$3,513	$6,546
Add:
Interest expense, net	6,497	6,311	19,251	18,924
Depreciation and amortization	5,323	5,393	15,955	15,930

EBITDA	$12,138	$12,693	$38,719	$41,400
Unrealized gain on change in fair value of investment in equity securities	(90)	(456)	(350)	(1,123)
Costs incurred for 2010 Credit Agreement Amendment	—	—	482	—
Ohio Constitutional amendment costs	—	408	—	408

ADJUSTED EBITDA	$12,048	$12,645	$38,851	$40,685

###

    NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202    (303) 653-7602    www.NEWSTAGEmedia.com